UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-18F-1

NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

PFS FUNDS

NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission (“Commission”) that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of El Cajon and the state of California on the 10th day of June, 2011.

PFS FUNDS

With Respect to the HNP Growth and Preservation Fund

                                             By: /s/ Ross C. Provence

                                                 Ross C. Provence

                                                 Trustee and President

Attest: /s/Jeffrey R. Provence

Print Name: Jeffrey R. Provence

Title:  Trustee, Secretary and Treasurer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-18F-1

NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

PFS FUNDS

NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission (“Commission”) that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of El Cajon and the state of California on the 10th day of June, 2011.

PFS FUNDS

With Respect to the Turquoise Select Opportunities Fund

                                             By: /s/ Ross C. Provence

                                                 Ross C. Provence

                                                 Trustee and President

Attest: /s/Jeffrey R. Provence

Print Name: Jeffrey R. Provence

Title:  Trustee, Secretary and Treasurer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-18F-1

NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

PFS FUNDS

NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission (“Commission”) that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of El Cajon and the state of California on the 10th day of June, 2011.

PFS FUNDS

With Respect to the Bretton Fund

                                             By: /s/ Ross C. Provence

                                                 Ross C. Provence

                                                 Trustee and President

Attest: /s/Jeffrey R. Provence

Print Name: Jeffrey R. Provence

Title:  Trustee, Secretary and Treasurer